Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into effective as of this 3rd day of March 2009 by and between TriCord Hurricane Holdings, Inc., a Nevada Corporation, hereafter (the “Company”), and Richard A. Smith, hereafter (the “Executive”). The Company and Executive shall each be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Company elected Richard A. Smith (“Smith”) as its COO upon execution of the merger agreement (“Merger Agreement”) between Aria International Incorporated and TriCord Hurricane Holdings, Inc. (“TriCord”); and

WHEREAS, Board of Directors of the Company (the “Board”) recognizes that the contributions made by Executive in Aria International Incorporated upon its inception have been substantial; and

WHEREAS, the Board now desires to enter into this Agreement upon completion of the merger with TriCord to ensure the continued growth and success of the Company and to assure itself for the continued employment of the Executive and to provide in the Executive’s employment arrangement with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s management, as is deemed to be in the best interest of the Company and its members; and

WHEREAS, the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

WHEREAS, in order to effect the foregoing the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and conditions of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.         Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, commencing on March 3rd, 2009.

2.         Position and Duties. The Executive shall serve as Chief Operating Officer (“COO”) of the Company and shall have such responsibilities and authority as the Chief Executive Officer and/or the Board of Directors may assign to the Executive from time to time. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

3.         Place of Performance. In connection with the Executive’s employment with the Company, Executive shall be allowed to work from the corporate offices in San Diego, California, as necessary and any other required travel on the Company’s business to an extent substantially consistent with present business travel obligations. The Company may from time to

Executive Employment Agreement – Richard A. Smith

time require Executive to travel temporarily to other locations in connection with the Company's business. Upon approval, Company shall reimburse Executive for any reasonable expenses related to such home and/or outside offices.

4.	Compensation and Related Matters.

4.1       Base Salary. The Company shall pay to the Executive an annual base salary of two hundred fifty thousand dollars ($250,000.00) per year divided into twenty-six pay bi-weekly periods of nine thousand six hundred fifteen dollars and thirty-eight cents ($9,615.38) per paid period (“Base Salary”). Executive acknowledges and understands that the Company is in a developmental stage and currently does not have sufficient funds necessary to pay all of Executive’s salary. Therefore, Executive agrees to defer payment as necessary until such time as the Company has sufficient capital to pay any and all accrued salary.

4.2       Other Compensation. Compensation of the Executive by base salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s base salary hereunder.

4.3       Milestone Equity Incentive. The Company has agreed to issue to Executive warrants to purchase common stock in the Company upon the successful achievement of certain revenue milestones in accordance with the Merger Agreement. In accordance with the terms of the Merger Agreement, if the gross revenue booked by TriCord within the first 12 months of the closing of the Merger is equal to or greater than $20,000,000 but less than $30,000,000, TriCord shall issue Executive employees warrants to purchase an additional 7,601,258 shares of its common stock at the purchase price of ten cents ($0.10) per share (the “Milestone 1 Warrant Shares”). Further, if the gross revenue booked by TriCord within the first 18 months of the closing of the Merger is equal to or greater than $30,000,000, TriCord shall issue Executive a warrant to purchase an additional 7,601,258 shares for a combined total of 15,202,516 Shares of its common stock at the purchase price of ten cents ($0.10) per share (the “Milestone 2 Warrant Shares”).

4.4       Changes to Compensation. Executive's compensation may be changed only by mutual agreement of Executive and the Board of Directors of the Company. Any such agreement shall be evidenced by a written amendment of this Agreement, which, among other things, shall specify with particularity any change in Executive's compensation and the date or dates when each such change shall become effective. Executive's performance shall be reviewed by the Board of Directors of the Company on a periodic basis (but not less than once in each fiscal year during the term of this Agreement) and the Board of Directors may award such bonuses to Executive as the Board of Directors determines in its sole discretion may be appropriate or desirable based on Executive's performance. In addition, Executive shall be eligible to receive options in any Company approved equity compensation plan and as may be recommended, from time to time, by the Company’s Board of Director’s. All such options, if any, shall automatically vest in the event the Company terminates the employment of Executive other than for cause (as defined in Section 6.3 below).

Executive Employment Agreement – Richard A. Smith

4.5       Expenses. In addition to Section 4.1, During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, but not limited to, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and that a copy of all receipts are provided to the Company.

4.6       Vacation Benefits. Executive shall be entitled to 15 workdays of paid vacation days per year during the term of the Agreement. No more that 10 adjoining workdays of vacation may be taken in any one calendar month or consecutive period. It is understood that all vacations shall be taken during the year earned, or may be accrued and taken during the next successive year. Accumulation of unused vacation days shall not exceed more than 10 additional workdays in addition to Executives normal vacation accrual in any given year. Executive agrees that such vacation shall be taken only at such times as the Company shall from time to time determine. Executive shall be entitled to a reasonable time off, also at full salary, for sickness or matters of personal emergency in accordance with the Company’s benefit plans.

4.7       Other Benefits. Executive shall be entitled to all health benefits, insurance, and other similar benefits in accordance with the Company’s benefit plans. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 4.1.

5.	Term.

5.1       Initial Term. The employment of the Executive by the Company as provided in paragraph 1 above will commence on the date thereof and end after two (2) years from the Effective Date, unless sooner terminated as hereinafter provided in paragraph 6 or unless renewed as provided in paragraph 5.2 herein.

5.2       Renewal of Term of Agreement. At the end of this Agreement, this Agreement shall be automatically renewed for an additional one (1) year terms, unless the Company notifies the Executive of its intent not to renew the Agreement, such written notice to be delivered at least ninety (90) days prior to the end of the Agreement. Upon notice of non-renewal, the Executive shall be entitled to the protection of this Agreement for the remaining term of the Agreement, subject to all other provisions of this Agreement.

6.	Termination.

6.1       Death. The Executive’s employment hereunder shall terminate upon the fifth (5th) anniversary of this Agreement or upon his death.

6.2       Disability. If, as a result of the Executive’s incapacity Executive becomes physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive

Executive Employment Agreement – Richard A. Smith

months or for an aggregate of four (4) months in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified, independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

6.3       Termination for Cause. This Agreement shall immediately be terminated and neither party shall have any obligation hereunder if the Executive’s employment is terminated for cause. Termination for cause shall arise where termination results from:

(a)	theft or dishonesty in the conduct of the Company’s business;
(b)	commission of an act involving moral turpitude;
(c)	any act of gross negligence, corporate waste, disloyalty or unfaithfulness by Executive to the Company
(d)	deliberate and continual refusal to perform employment duties on substantially a full-time basis; or
(e)	breach of any of the fiduciary duties owed to the Company by Executive.

(f)        deliberate and continual refusal to act in accordance with any specific written instructions of a majority of the Board of Directors of the Company, (unless such specific instructions are illegal, violate any federal or state statute or fail to conform to accepted professional standards of conduct).

6.4       Termination Without Cause. Upon termination, all of the parties’ respective rights and obligations hereunder shall immediately terminate, except that (i) Employee’s obligations and the Company’s rights under Sections 6, 7, and 13 of this Agreement shall survive such termination; and (ii) if for any reason, the effective date of termination is prior to the end of the Term, the Company shall pay to Employee an amount equal to Employee’s then-current Salary for the remainder of the Term in accordance with the Company’s normal payroll procedures and policies (the “Severance Amount”).

6.5       Termination by the Executive. The Executive may terminate his employment hereunder for (i) Good Reason, as defined in (a), (b), or (c) below or (ii) by resignation. For the purposes of this Agreement, “Good Reason” shall mean:

(a)       Executive’s base salary falls below its level in effect on the date hereof, without the Executive’s consent, (as previously noted in Section 4.1 Executive has agreed and consented to defer from time-to-time his base salary) provided, however, nothing herein shall be construed to guarantee the Executive’s compensation if performance is below target, or

Executive Employment Agreement – Richard A. Smith

(b)       a material reduction in the importance of the Executive’s job responsibilities without the Executive’s consent or,

(c)       a geographical relocation of the Executive of more than two hundred fifty (250) miles from the place of current employment without his consent.

6.6       Material Breach. Either party shall also have the right to terminate this Agreement if the other party fails to comply with any material provision (“Material Breach”) of this Agreement and such Material Breach has not been cured within thirty (30) days written notice of such Material Breach was issued by the complaining party to the other party. A Material Breach shall include Executive’s failure to receive his base salary; except as described in Section 4.1 of the Agreement.

6.7       Notice of Termination. Any termination of the Executive’s employment by the Company other than by reason of death or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any purported termination of the Executive’s employment shall not be effective, unless the provisions of this Section 6.7 have been satisfied.

6.8	Date of Termination. “Date of Termination” shall mean:

(a)       if the Executive’s employment is terminated by death, the date of death;

(b)       if the Executive’s employment is terminated pursuant to Section 6.2 above, after the date the Notice of Termination is given;

(c)       if the Executive’s employment is terminated pursuant to Section 6.3 above, the date specified in the Notice of Termination; and

(d)       if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

7.	Compensation upon Termination or During Disability.

7.1       During any period that the Executive fails to perform duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive full salary at the rate then in effect for such period until employment is terminated pursuant to Section 6.2 above, provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment. Any additional compensation awarded by the board of directors, shall be paid in a pro rata amount to compensate the Executive proportionately for days worked prior to the beginning of his disability period. Upon such payments, the Company shall have no further obligations to the Executive under this Agreement.

Executive Employment Agreement – Richard A. Smith

7.2       If the Executive’s employment is terminated by death, the Company shall pay to the Executive’s spouse, or if Executive leaves no spouse, to Executive’s estate, his full salary through the date of death at the rate in effect at the time of death, and the Company shall have no further obligations to the Executive under this Agreement.

7.3       If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his full salary through the date of delivery to Executive of a Notice of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

7.4       If the Executive shall terminate his employment under Section 6.5 above, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

7.5       If the Executive’s employment shall be terminated other than for Cause, Death or Disability, the Company shall pay the Executive his full salary at the rate in effect at the time Notice of Termination is given for a period of 6 months following the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

8.	Counsel Fees and Indemnification.

8.1       Except for breach of any of the fiduciary duties owed to the Company, criminal or fraudulent acts by Executive as determined by the board of directors, the Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company, other than any action by or in the right of the Company.

The undertaking of Section 8.1 above is independent of, and shall not be limited or prejudiced by the undertaking of Section 8.2.

8.2       To the best of Company’s knowledge and belief, and to the best of Executive’s knowledge and belief, no suit, action, arbitration, or legal, administrative, or other proceeding, governmental investigation, or contract renegotiation is pending nor, to the best of the Company’s belief, any basis therefore or any threat thereof against or affecting the Company or any of businesses, assets, or financial condition, or which questions the validity of this Agreement.

8.3       The Company hereby warrants and represents that the undertakings of payment, and the indemnification set out in Section 8.1 is not in conflict with the articles of organization or operating agreement of the Company or with any validly existing agreement or other proper corporate action of the Company.

Executive Employment Agreement – Richard A. Smith

9.	Confidential Information.

9.1       The Executive acknowledges that, in and as a result of his employment and as a material inducement to the Company to enter into this Agreement, and to pay to the Executive the compensation referred to in this Agreement hereunder, Executive will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company. Such confidential information shall include trade secrets, systems, methods, procedures, manuals, confidential reports and lists of clients, including, without limitation, any trade secret, patent, patent pending, information, process, technique, algorithm, computer program (source and object code), design, drawing, formula or test data relating to any research project, tax process, work in process, future development, engineering, marketing, servicing, financing or personnel matter of the Company, its present or future products, sales, suppliers, clients, customers, employees, investors or business, and/or other services rendered by the Company, whether in oral, written, graphic or electronic form (“Confidential Information”). Executive covenants and agrees not to at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach or threatened breach by the Executive of any of the provisions of this Section 9, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

9.2       If the Executive’s employment is terminated for any reason by either the Company or Executive, Executive thereafter, shall not, without the prior written approval of the board of directors of the Company, disclose Company Confidential Information and shall not directly or indirectly divert, take away, or solicit or attempt to divert, take away or solicit any existing or new customers or clients of the Company. Confidential Information does not include information, which is now, or hereafter becomes, through no act or failure to act on the part of the Executive, generally known or available.

10.       Non-Compete. During the term hereof or upon termination of this Agreement for any reason whatsoever and for a period of two (2) years thereafter, Executive agrees not to compete with Company, either directly or indirectly by way of stock interest or otherwise, or engage in any way similar to the services provided by Company, nor the methods thereof, except for the purpose of complying with the terms of this Agreement. Executive further agrees not to utilize any promotional and marketing techniques, methods or data obtained, learned or used by Company as a result of Executive’s employment with the Company or as a result of rendering any performance hereunder. In the event it shall be determined by a court of competent jurisdiction that this Section or any portion thereof is unenforceable under the laws of a state other than the state in which the Company is located, nonetheless, this Section shall be valid and fully enforceable in the state in which the Company is located

11.       Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 and 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a

Executive Employment Agreement – Richard A. Smith

breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and to obtain equitable relief in the form of specific performance, ex parte injunction, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.	Successors; Binding Agreement.

12.1     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and personal representatives or heirs of the respective parties.

12.2     This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

13.	Miscellaneous

13.1     Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to any affiliate or company, which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

13.2     Attorneys Fees. Should either Party pursue any dispute covered by this Agreement by any method, the other Party shall be entitled to recover from the non-complying Party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

13.3     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.4     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.5     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

13.6     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have

Executive Employment Agreement – Richard A. Smith

been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Richard A. Smith

4150 Palisades Road

San Diego, CA 92116

If to the Company:	TriCord Hurricane Holdings, Inc.

4821 29th Street North

Arlington, VA 22207

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.7     Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive’s employment with the Company.

13.8     Entire Agreement/Amendments. This Agreement contains the entire under-standing of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, amended or any rights waived except by written instrument signed by the parties hereto.

13.9     No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights on any other occasion or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.10   Severability. Subject to the provisions of this Agreement, in the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.11   Survival. The provisions of Sections 6, 7, 8, 11, 12, and 13 shall survive the termination of this Agreement. Section 9 shall survive for a period of three (3) years and section 10 shall survive the termination of this Agreement for a period of two (2) years.

Executive Employment Agreement – Richard A. Smith

IN WITNESS WHEREOF, the parties hereby execute this Agreement effective as of the date first written above.

TriCord Hurricane Holdings, Inc.	Executive
/s/ Michael A. Crosby Michael A. Crosby, President & CEO	/s/ Richard A. Smith Richard A. Smith